Exhibit 99.1

GSE Announces Renewed 5-Year Contract with Additional Options
Worth Up to Approximately $28.3M for Engineering Services

COLUMBIA, MD – January 18, 2023– GSE Solutions (“GSE Systems, Inc.” or “GSE”) (Nasdaq: GVP), a leader in advanced engineering and workforce solutions that supports the future of clean-energy production and decarbonization initiative of the power industry, today announced a new contract for the expansion of specialized support services to two US Government engineering laboratories dedicated to the support of the US Navy.
GSE will continue to serve as a subcontractor to a large global engineering, construction, and project management firm that has the master contract for managing the labs. GSE will provide Engineering services that include simulation engineers and test specialists to support simulation-based training systems.
The contract was awarded in January, and the initial year of the contract is worth $5.47 million, which will go into the backlog and take effect on February 1, 2023. The contract includes additional options for the subsequent four years that, if exercised, would bring the total value to approximately $28.3 million over five years. GSE has been under a series of service contracts with these laboratories for 21 years and has been tasked to build and test training systems used across a number of government locations in support of the US Navy.
“We are thrilled to win this contract, which represents an extension and expansion of our relationship with the labs. We are honored for the opportunity to continue our long-standing, successful relationship with the laboratories,” states Kyle Loudermilk, President and CEO of GSE. “I am incredibly grateful and proud to serve this customer in support of the US Navy mission.”

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ABOUT GSE SOLUTIONS
Proven by more than 50 years of experience in the nuclear power industry, GSE knows what it takes to help customers deliver carbon-free electricity safely and reliably. Today, GSE Solutions leverages top talent, expertise, and technology to help energy facilities achieve next-level power plant performance. GSE’s advanced Engineering and Workforce Solutions divisions offer highly specialized training, engineering design, program compliance, simulation, and technical staffing that reduce risk and optimize plant operations. With more than 1,100 installations and hundreds of customers in over 50 countries, GSE delivers operational excellence. www.gses.com

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Sunny DeMattio
GSE Solutions
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